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                               HEXCEL CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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       As filed with the Commission on January 23, 2003

             HEXCEL REPORTS 2002 FOURTH QUARTER AND YEAR-END RESULTS

Highlights:
----------

o Year-end debt, net of cash, reduced to $613.5 million, down $22.5 million for the quarter and $60.8 million for the year

o Cash fixed costs for the year reduced by 22.8%, exceeding the $60.0 million target, and resulting in improved gross margins as a percentage of sales

o Operating income in quarter of $12.3 million and $60.2 million for the year




------------------------------------------------------------------------------------------------------------------
                                                                             Unaudited
                                                     -------------------------------------------------------------
                                                            Quarter Ended                   Year Ended
                                                             December 31,                  December 31,
(In millions, except per share data)                         2002         2001            2002           2001
------------------------------------------------------------------------------------------------------------------

Net sales                                                  $206.5          $239.1         $850.8       $1,009.4
Gross margin %                                              19.2%           14.7%          19.0%          18.9%
Operating income (loss)                                     $12.3         $(357.4)         $60.2        $(316.2)
Adjusted EBITDA (a)                                         $25.7           $19.9         $109.4         $119.2
Provision for income taxes (b)                               $2.5           $31.5          $11.3          $40.5
Litigation gain                                               $ -              $-           $9.8             $-
Equity in losses of affiliated companies and
     write-down of an investment                            $(1.5)         $(10.1)        $(10.0)         $(9.5)
Net loss                                                    $(6.1)        $(413.8)        $(13.6)       $(433.7)
Diluted loss per share                                     $(0.16)        $(10.88)        $(0.35)       $(11.54)
------------------------------------------------------------------------------------------------------------------

(a) Excludes business consolidation and restructuring expenses, litigation gain, impairment of goodwill and other purchased intangibles, gain (loss) on early retirement of debt, expenses associated with the announced equity investment, compensation expenses associated with the former CEO's retirement, interest, taxes, depreciation, amortization, equity in earnings (losses) of affiliated companies and a write-down of an investment in affiliated companies. The Company reports Adjusted EBITDA as defined by the Company's senior credit facility, as it is used in the computation of all the financial maintenance covenants in that facility.
(b) The 2001 fourth quarter and year-end results reflect the impact of the write-down of U.S. deferred tax assets and the impact of ceasing to record the tax benefits from U.S. operating losses commencing during the second quarter of 2001.

STAMFORD, CT. January 23, 2003 - Hexcel Corporation (NYSE/PCX: HXL) today reported results for the fourth quarter and full year 2002. Net sales for the fourth quarter of 2002 were $206.5 million as compared to $239.1 million for the fourth quarter of 2001. Operating income for the fourth quarter of 2002 was $12.3 million versus an operating loss $357.4 million for the fourth quarter of 2001. Net loss for the fourth quarter of 2002 was $6.1 million, or $0.16 per diluted share, compared to a net loss of $413.8 million, or $10.88 per diluted share, for the fourth quarter of 2001. As of January 1, 2002, the Company adopted FAS 142 and ceased amortizing goodwill. The Company's fourth quarter of 2001 net loss would have been $411.0 million had FAS 142 been in effect at that time.

Fourth quarter 2001 results included $51.1 million in business consolidation and restructuring expenses, and $349.5 million in charges representing impairment of goodwill, certain purchased intangibles, a minority equity investment and U.S. deferred tax assets. Excluding business consolidation and restructuring expenses and the impairment charges, and assuming that the Company ceased amortizing goodwill in 2001, the Company's pretax losses for the fourth quarter of 2002 and 2001 were $2.3 million and $9.2 million, respectively.

For the full year of 2002, net sales were $850.8 million as compared to $1,009.4 million in 2001. Operating income for the year was $60.2 million versus an operating loss of $316.2 million in 2001. Net loss for 2002 was $13.6 million, or $0.35 per diluted share, compared to a net loss of $433.7 million, or $11.54 per diluted share, for 2001. The Company's net loss for 2001 would have been $421.2 million had the Company ceased amortizing goodwill during the period. Excluding business consolidation and restructuring charges, the litigation gain reported in 2002 and the impairment charges reported in 2001, and assuming that the Company ceased amortizing goodwill in 2001, the Company's pretax loss in 2002 was $1.6 million, as compared to a pretax loss of $3.7 million in 2001.

Adjusted EBITDA for the fourth quarter of 2002 was $25.7 million versus $19.9 million for the fourth quarter of 2001. For the full year, Adjusted EBITDA was $109.4 million in 2002 and $119.2 million in 2001. The Company reports Adjusted EBITDA as defined by the Company's senior credit facility, as it is used in the computation of all of the financial covenants in that facility.

Chief Executive Officer Comments

Commenting on Hexcel's fourth quarter results, Mr. David E. Berges, Chairman, President and Chief Executive Officer, said, "In the quarter, the Company continued to benefit from the results of its cost reduction programs launched in November 2001. Throughout the year, we have exceeded our goals for reductions in cash fixed costs. This quarter, those cost reductions permitted us to achieve a more normalized level of operating income as a percentage of sales, despite revenues being $32.6 million, or 13.6%, lower when compared to the fourth quarter of 2001."

Mr. Berges added, "I am particularly pleased to report that once again we were able to reduce our total debt during the quarter. During the fourth quarter of 2002, our total debt, net of cash, decreased $22.5 million to $613.5 million. Reductions in inventories by a further $13.5 million to $113.6 million contributed to this reduction in debt. Inventories are now at the lowest point since we acquired the Ciba Composites business in 1996 and yet our on-time delivery performance improved in the year. Net debt is now $60.8 million lower than a year ago despite $24.3 million in cash restructuring costs to right-size our Company."

Mr. Berges continued, "The year 2002 was a year of significant accomplishment for Hexcel. Despite a dramatic sales decline due to difficult market conditions, we met all of our financial commitments. For the most part, this was a result of the benefits derived from the restructuring program announced in November of 2001."

Mr. Berges concluded, "This performance in the face of adversity, combined with Hexcel's strong market position in the Company's long-term growth markets, facilitated the recently announced agreement to raise $125.0 million in equity. Armed with this new capital commitment, we expect to refinance our senior credit facility with the maturity of the new senior debt set well into the expected recovery cycle."

Revenue Trends

Consolidated revenues of $206.5 million for the fourth quarter of 2002 were 13.6% lower than 2001 fourth quarter revenues of $239.1 million, driven overwhelmingly by the sharp reduction in sales to the commercial aerospace market. Had the same U.S. dollar, British pound and Euro exchange rates applied in the fourth quarter of 2002 as in the fourth quarter of 2001, revenues for the fourth quarter of 2002 would have been $199.1 million, reflecting the weakening of the U.S. dollar over the prior year.

o Commercial Aerospace. Sales to aircraft producers and their subcontractors continued to reflect the sharp impact of reducing aircraft build rates in 2002 compared to 2001. Revenues for the 2002 fourth quarter were $96.3 million, 22.5% lower than the 2001 fourth quarter revenues of $124.2 million. For the full year, revenues were $391.1 million, 27.4% lower than revenues of $538.9 million in the prior year, reflecting the four to six month lead times in which Hexcel's deliveries precede build schedules.

o Industrial Markets. Sales for the 2002 fourth quarter of $59.9 million were 5.8% lower than the $63.6 million reported in the fourth quarter of 2001. The Company saw lower demand for its reinforcement fabrics used in military body armor applications. Sales were impacted by delays in funding for military body armor programs and pending product transition within the military services. Demand for the Company's products used in other non-aerospace applications, including architectural, automotive, civilian body armor, recreation equipment, and wind energy applications, continued to show strength. In particular, sales of composite materials used in wind energy applications achieved record quarterly revenues. Industrial sales for 2002 were $253.9 million, up slightly from $250.2 million in 2001. Due to the lack of clarity in military soft body armor demand, the Company's Industrial revenues may fluctuate for several quarters even though the prospects for growth from wind energy, automotive, and other applications remain strong.

o Space & Defense. Revenues of $37.2 million for the fourth quarter of 2002 were 6.3% lower than the unusually strong fourth quarter of 2001. While the Company's space & defense revenues tend to vary quarter to quarter due to military procurement schedules, sales associated with military aircraft and helicopters continue to trend upwards as the new generation of military aircraft in the United States and Europe ramp up in production. For the full year, revenues were $147.5 million, 2.9% higher than revenues of $143.3 million in the prior year.

o Electronics. Sales for the 2002 fourth quarter were $13.1 million, up 12.9% from the fourth quarter of 2001. Although sales showed some improvement over the lower sales experienced in the fourth quarter of 2001, sales continue to be affected by a severe industry downturn in the global electronics market that began in 2001 and has persisted throughout 2002. The Company still sees no evidence of a substantial near term recovery in this market. Sales for 2002 were $58.3 million, or 24.3%, lower than 2001 primarily because the industry downturn mentioned above did not begin until late in the first quarter of 2001.

Based, in part, on the factors discussed above, the Company currently estimates that its 2003 net sales are likely to be in the range of $800 million to $850 million.

Gross Margin and Operating Income

Gross margin for the fourth quarter of 2002 was $39.6 million, or 19.2% of sales, compared with $35.2 million, or 14.7% of sales, for the same period last year. For the year, gross margin was $161.3 million, or 19.0% of sales, compared with $190.8 million, or 18.9%, for 2001, as the Company's cost reduction programs took effect and operations adjusted to lower levels of production.

Operating income for the 2002 fourth quarter was $12.3 million, or 6.0% of sales, compared to an operating loss of $357.4 million for the 2001 fourth quarter. Operating income for the full year was $60.2 million, or 7.1% of sales. Full year operating income, as a percentage of sales, achieved by the Company in 2002 is at a more normalized level despite a $158.6 million drop in revenues. Included in selling, general and administrative expenses for the 2002 fourth quarter were $1.5 million of expenses incurred in connection with the announced equity investment. Excluding these expenses and the $12.5 million benefit of adopting the new accounting standard for the amortization of goodwill, selling, general and administrative expenses in the year 2002 were $24.0 million lower than in 2001.

Investments in Affiliated Companies

Equity in losses of affiliated companies was $1.5 million for the fourth quarter of 2002, reflecting primarily losses reported by the Company's joint ventures in China and Malaysia as they ramp up production of aerospace composite structures. Equity in losses of affiliated companies was $10.1 million in the fourth quarter of 2001, and included a $7.8 million write-down of the Company's carrying value of its equity investment in an affiliated company. These losses by affiliated companies do not affect the Company's cash flows.

Debt

Total debt, net of cash, decreased by $22.5 million to $613.5 million as of December 31, 2002, compared to September 30, 2002. Operating cash flow in the quarter benefited from reductions in working capital. The Company had undrawn revolver and overdraft revolver availability under its senior credit facility of $87.9 million as of December 31, 2002 after having made a voluntary reduction in revolver commitment of $21.2 million in December. This reduction reduces the spread the Company will pay on advances in 2003 and fees payable for unutilized commitments. The total commitment under the senior credit facility as of December 31, 2002 after scheduled amortization and the voluntary commitment reductions, and including a letter of credit facility of $30.0 million, was $297.6 million.

In January 2002, the senior credit facility was amended, relaxing the quarterly financial maintenance covenants to accommodate the Company's revised business plans and projections for 2002. As of December 31, 2002, the Company was in compliance with the revised financial covenants. The January 2002 amendment did not change the financial covenant test values for 2003. While the Company intends to refinance the senior credit facility in conjunction with the announced $125.0 million equity investment in the first half of 2003, it is not known if the transaction will close before the end of the first quarter. The Company is therefore planning to seek an amendment to the existing senior credit facility so that the financial covenants will accommodate the Company's expected financial performance in the first two quarters of 2003.

The $125.0 million equity investment is subject to customary closing conditions, including regulatory approvals and the approval of Hexcel's stockholders as well as a refinancing of its senior credit facility for a term of four or more years with certain threshold maturity and covenant requirements. If this equity investment were not to be completed, the Company would require further amendment of the financial covenants under the existing senior credit facility, and would need to arrange financing for the maturity of its convertible subordinated notes, due August 1, 2003. While the Company believes that it will successfully complete the $125.0 million equity investment, there can be no assurances that the transaction will be completed. If the transaction has not yet closed by the time of the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, the Company's independent accountants' opinion will likely include an explanatory paragraph highlighting the liquidity uncertainties.

                                     *****

Hexcel will host a conference call at 11:00 A.M. EST, today, Thursday, January 23, 2003 to discuss the fourth quarter results and respond to questions. The telephone number for the conference call is (913) 981-5508 and the confirmation code is 727140. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately seven days.

                                     *****


Hexcel Corporation is the world's leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, and industrial applications.

                                     *****


                    Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to market conditions (including commercial and military aircraft build rates and demand for electronics and industrial products), future sales volumes, cost reductions from its restructuring programs together with their associated improvements, manufacturing productivity, gross margin performance, EBITDA, equity in earnings (losses) of affiliated companies, working capital management, amendment of the senior credit facility, the issuance of convertible preferred stock for $125.0 million in cash, refinancing the senior credit facility and the refinancing of the 7% convertible subordinated notes due August 1, 2003. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.

                                     *****

Hexcel Corporation (the "Company") and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed transaction among the Company, Berkshire Partners LLC and Greenbriar Equity Group LLC and the proposed transaction among the Company and affiliates of Goldman Sachs Group, Inc. (together, the "Transactions"). The participants in such solicitation may include the Company's executive officers and directors, none of whom own in excess of 1% of the Company's common stock. Further information regarding persons who may be deemed participants will be available in the Company's proxy statement to be filed with the Securities and Exchange Commission in connection with the Transactions.

This press release is not a proxy statement. The Company has not yet filed a proxy statement in connection with the solicitation of proxies relating to the proposed Transactions. Stockholders of the Company will receive such a statement and a proxy card in connection with the solicitation. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such statement (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or by request by contacting Investor Relations Department, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, 16th Floor, Stamford, Connecticut 06901-3238.

                                     *****

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
--------------------------------------------------------------------------------------------------------------------
                                                                                Unaudited
                                                      --------------------------------------------------------------
                                                              Quarter Ended                    Year-Ended
                                                               December 31,                   December 31,
(In millions, except per share data)                          2002           2001           2002           2001
--------------------------------------------------------------------------------------------------------------------
Net sales                                                $   206.5      $    239.1      $    850.8     $  1,009.4
Cost of sales                                                166.9           203.9           689.5          818.6
--------------------------------------------------------------------------------------------------------------------

  Gross margin                                                39.6            35.2           161.3          190.8

Selling, general and administrative expenses                  23.8            27.8            85.9          120.9
Research and technology expenses                               3.7             4.6            14.7           18.6
Business consolidation and restructuring expenses            (0.2)            51.1             0.5           58.4
Impairment of goodwill and other purchased
  intangibles                                                    -           309.1               -          309.1
--------------------------------------------------------------------------------------------------------------------

  Operating income (loss)                                     12.3         (357.4)            60.2        (316.2)

Litigation gain                                                  -               -             9.8              -
Interest expense                                            (14.4)          (15.2)          (62.8)         (64.8)
Gain (loss) on early retirement of debt (a)                      -             0.4             0.5          (2.7)
--------------------------------------------------------------------------------------------------------------------

  Income (loss) before income taxes                          (2.1)         (372.2)             7.7        (383.7)

Provision for income taxes (b)                                 2.5            31.5            11.3           40.5
--------------------------------------------------------------------------------------------------------------------

   Loss before equity in losses                              (4.6)         (403.7)           (3.6)        (424.2)

Equity in losses in affiliate companies and
  a write-down of an investment                              (1.5)          (10.1)          (10.0)          (9.5)
--------------------------------------------------------------------------------------------------------------------

  Net loss                                               $   (6.1)      $  (413.8)      $   (13.6)     $  (433.7)
--------------------------------------------------------------------------------------------------------------------

Net loss per share:
  Basic                                                 $    (0.16)     $   (10.88)    $     (0.35)   $    (11.54)
  Diluted                                               $    (0.16)     $   (10.88)    $     (0.35)   $    (11.54)

Weighted average shares: (c)
  Basic                                                       38.5            38.0            38.4           37.6
    Diluted                                                   38.5            38.0            38.4           37.6
--------------------------------------------------------------------------------------------------------------------

(a) Effective in 2002, the Company adopted FAS 145. In connection with its adoption, the Company's gain (loss) on early retirement of debt in 2001 was reclassified from an extraordinary item to a separate line item below operating income. During 2002, the Company recognized a gain on the retirement of convertible subordinated debentures, due 2011, in accordance with its sinking fund requirements.
(b) Reflects the impact of ceasing to record the tax benefits from U.S. operating losses commencing in the second quarter of 2001.
(c) The Company's convertible subordinated notes, due 2003, convertible subordinated debentures, due 2011, and stock options were excluded from the computations of net loss per diluted share for the quarters and years ended December 31, 2002 and 2001, as they were anti-dilutive.

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
-------------------------------------------------------------------------------------------------------------------------
                                                                                      Unaudited
                                                              -----------------------------------------------------------
                                                                 December 31,        September 30,     December 31,
(In millions, except per share data)                                 2002                2002              2001
-------------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents                                      $      8.2          $   16.2            $    11.6
   Accounts receivable, net                                           117.3             126.7                140.5
   Inventories, net                                                   113.6             127.1                131.7
   Prepaid expenses and other assets                                    9.2               6.5                  4.4
------------------------------------------------------------------------------------------------------------------------
   Total current assets                                               248.3             276.5                288.2

Property, plant and equipment                                         642.8             631.4                617.0
Less accumulated depreciation                                        (333.4)           (321.5)              (287.8)
-------------------------------------------------------------------------------------------------------------------------
  Net property, plant and equipment                                   309.4             309.9                329.2

Goodwill and other purchased intangibles, net of
accumulated                                                            74.4              73.6                 72.4
   amortization
Investments in affiliated companies                                    34.0              36.3                 56.9
Other assets                                                           42.0              40.4                 42.7
-------------------------------------------------------------------------------------------------------------------------

Total assets                                                     $    708.1          $  736.7            $   789.4
-------------------------------------------------------------------------------------------------------------------------


Liabilities and Stockholders' Equity
Current liabilities:
  Notes payable and current maturities of capital lease          $     61.9          $   63.3            $    17.4
obligations
  Accounts payable                                                     55.5              56.0                 58.6
  Accrued liabilities                                                 101.9             103.9                131.7
-------------------------------------------------------------------------------------------------------------------------
  Total current liabilities                                           219.3             223.2                207.7

Long-term notes payable and capital lease obligations                 559.8             588.9                668.5
Other non-current liabilities                                          56.4              47.2                 45.8
-------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                     835.5             859.3                922.0

Stockholders' equity:
Preferred stock, no par value, 20.0 shares of stock
authorized,
  no shares issued or outstanding in 2002 and 2001                        -                  -                    -
Common stock, $0.01 par value, 100.0 shares of stock
authorized,
   shares issued and outstanding of 39.8 at December 31,                0.4               0.4                   0.4
2002,
  39.6 at September 30, 2002, and 39.4 at December 31, 2001
Additional paid-in capital                                            288.2             288.0                287.7
Accumulated deficit                                                  (381.5)           (375.4)              (367.9)
Accumulated other comprehensive loss                                  (21.2)            (22.4)               (39.7)
-------------------------------------------------------------------------------------------------------------------------
                                                                     (114.1)           (109.4)              (119.5)
Less - Treasury stock, at cost, 1.3 shares at December 31,
2002                                                                  (13.3)            (13.2)               (13.1)
   And 1.2 shares at September 30, 2002 and December 31, 2001
-------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                           (127.4)           (122.6)              (132.6)
-------------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                       $    708.1          $  736.7            $   789.4
-------------------------------------------------------------------------------------------------------------------------


Total debt, net of cash                                          $    613.5          $  636.0            $   674.3
-------------------------------------------------------------------------------------------------------------------------

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
-------------------------------------------------------------------------------------------------------------------------
                                                                                             Unaudited
                                                               ----------------------------------------------------------
                                                                 Quarter Ended December 31,    Year-Ended December 31,
(In millions)
                                                                  2002         2001       2002                2001
-------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
  Net loss                                                      $   (6.1)      $ (413.8)       $   (13.6)    $  (433.7)
  Reconciliation to net cash provided by operating
activities:
    Depreciation and amortization                                    12.1          17.1             47.2          63.2
    Deferred income taxes                                           (0.1)          30.5              1.2          27.6
    Business consolidation and restructuring expenses               (0.2)          51.1              0.5          58.4
    Business consolidation and restructuring payments               (4.8)          (6.6)           (24.3)        (12.0)
    Impairment of goodwill and other purchased intangibles              -         309.1                -         309.1
    Equity in losses of and write-down of an investment
       in affiliated companies                                        1.5          10.1             10.0           9.5
    Loss (gain) on early retirement of debt                             -             -             (0.5)          0.7
    Working capital changes and other                                28.1          13.1             45.4          12.2
-------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                          30.5          10.6             65.9          35.0
-------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
  Capital expenditures                                              (6.4)          (7.9)           (14.9)        (38.8)
  Sale of an ownership interest in an affiliated company                -             -             10.0             -
  Other                                                               1.1             -              2.6           0.5
-------------------------------------------------------------------------------------------------------------------------
  Net cash used for investing activities                            (5.3)          (7.9)            (2.3)        (38.3)
-------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
  Proceeds (repayments) of credit facilities, net                  (28.8)          (2.0)           (57.4)         24.6
  Repayments of long-term debt and capital lease obligations,       (3.1)          (5.9)            (9.9)        (12.1)
net
  Debt issuance costs                                                   -             -                -          (3.5)
  Activity under stock plans and other                              (0.2)             -                -          (0.4)
-------------------------------------------------------------------------------------------------------------------------
  Net cash provided by (used for) financing activities             (32.1)          (7.9)           (67.3)          8.6
                                                               ----------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents        (1.1)           0.3              0.3           1.2
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                (8.0)          (4.9)            (3.4)          6.5
Cash and cash equivalents at beginning of year                       16.2          16.5             11.6           5.1
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                        $     8.2      $   11.6        $     8.2     $    11.6
-------------------------------------------------------------------------------------------------------------------------

Supplemental Data:
  Cash interest paid                                            $     4.4      $    6.0        $    59.3     $    62.0
  Cash taxes paid                                               $     5.1      $    8.3        $     8.4     $    20.4
-------------------------------------------------------------------------------------------------------------------------

     The following schedule of adjusted amounts is not based on generally accepted accounting principles in the United States, but is provided to explain the impact of certain items in a way that is commonly used by investors and financial analysts to analyze and compare companies. Adjusted EBITDA is used in the computation of all of the financial maintenance covenants under the Company's Senior Credit Facility. This schedule may not be comparable to similarly titled financial measures of other companies, does not represent alternative measures of Hexcel's cash flows or operating income, and should not be considered in isolation or as an alternative for measures of performance presented in accordance with generally accepted accounting principles.



Hexcel Corporation and Subsidiaries
Schedule of Adjusted Amounts
--------------------------------------------------------------------------------------------------------------------------
                                                                                      Unaudited
                                                            --------------------------------------------------------------
                                                              Quarter Ended December 31,      Year-Ended December 31,
(In millions)                                                       2002           2001         2002           2001
--------------------------------------------------------------------------------------------------------------------------

Net loss (as reported on GAAP basis)                          $     (6.1)   $   (413.8)    $     (13.6)   $    (433.7)
   Interest expense                                                 14.4          15.2            62.8           64.8
   Provision for income taxes                                        2.5          31.5            11.3           40.5
   Depreciation & amortization                                      12.1          17.1            47.2           63.2
   Equity in losses in affiliated companies and a
      write-down of an investment                                    1.5          10.1            10.0            9.5
--------------------------------------------------------------------------------------------------------------------------
EBITDA                                                              24.4        (339.9)          117.7         (255.7)

   Business consolidation and restructuring expenses                (0.2)         51.1             0.5           58.4
   Impairment of goodwill and other purchased intangibles              -         309.1               -          309.1
   Litigation gain                                                     -             -            (9.8)             -
   (Gain) loss on early retirement of debt                             -         (0.4)            (0.5)           2.7
   Expenses associated with the announced
      equity investment                                              1.5             -             1.5              -
   Compensation expenses associated with the former
      CEO's retirement                                                 -             -               -            4.7
--------------------------------------------------------------------------------------------------------------------------
Adjusted EBITDA                                               $     25.7    $     19.9     $     109.4    $     119.2
--------------------------------------------------------------------------------------------------------------------------



Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Product Group and Market Segment
--------------------------------------------------------------------------------------------------------------------
                                                                          Unaudited
                                           ------------- --------------- --------------- --------------- -----------
                                            Commercial                      Space &
(In millions)                               Aerospace      Industrial       Defense       Electronics     Total
------------------------------------------ ------------- --------------- --------------- --------------- -----------

Fourth Quarter 2002 Net Sales
Reinforcements                              $   11.5       $    23.2        $       -      $    13.1     $    47.8
Composites                                      63.9            36.7             33.9              -         134.5
Structures                                      20.9               -              3.3              -          24.2
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------
  Total                                     $   96.3       $    59.9        $    37.2      $    13.1     $   206.5
                                                 47%             29%              18%             6%          100%
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------

Third Quarter 2002 Net Sales
Reinforcements                              $   11.5       $    23.8        $      -       $   14.2      $   49.5
Composites                                      58.5            37.7            32.3              -         128.5
Structures                                      19.0               -             4.0              -          23.0
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------
  Total                                     $   89.0       $    61.5        $   36.3       $   14.2      $  201.0
                                                 44%             31%             18%             7%          100%
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------

Fourth Quarter 2001 Net Sales (a)
Reinforcements                              $   12.0       $     32.9       $      -       $    11.6     $    56.5
Composites                                      83.3             30.7           36.1               -         150.1
Structures                                      28.9                -            3.6               -          32.5
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------
  Total                                     $  124.2       $     63.6       $   39.7       $    11.6     $   239.1
                                                 52%              27%            16%              5%          100%
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------


2002 Net Sales
Reinforcements                              $   49.0       $   110.6        $       -      $    58.3     $   217.9
Composites                                     256.6           143.3            132.5              -         532.4
Structures                                      85.5               -             15.0              -         100.5
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------
  Total                                     $  391.1       $   253.9        $   147.5      $    58.3     $   850.8
                                                 46%             30%              17%             7%          100%
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------

2001 Net Sales (a)
Reinforcements                              $   54.5       $    114.2       $       -      $    77.0     $   245.7
Composites                                     374.1            136.0           128.7              -         638.8
Structures                                     110.3                -            14.6              -         124.9
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------
  Total                                     $  538.9       $    250.2       $   143.3      $    77.0     $ 1,009.4
                                                 53%              25%             14%             8%          100%
------------------------------------------ --- --------- ---- ---------- ------ -------- ---- --------- -- ---------

(a) As part of a restructuring program, the Company changed the responsibility and reporting of one of its product lines effective January 1, 2002. Hexcel's business segment reporting has therefore been revised beginning with the first quarter of 2002. Coincident with this change, Hexcel revised the names of its reporting business segments to Reinforcements, Composites and Structures. The 2001 results have been restated for comparative purposes.

Hexcel Corporation and Subsidiaries
Segment Data
--------------------------------------------------------------------------------------------------------------------
                                                                        Unaudited
                                      ------------------------------------------------------------------------------
                                                                                         Corporate
(In millions)                         Reinforcements       Composites     Structures    & Other (b)      Total
------------------------------------- ----------------- --------------- -------------- ------------- ---------------

Fourth Quarter 2002
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
  Net sales to external customers         $   47.8         $  134.5     $     24.2     $       -       $  206.5
  Intersegment sales                          17.4              3.4              -             -           20.8
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
    Total sales                               65.2            137.9           24.2             -          227.3

  Operating income (loss)                      4.1             16.1              -          (7.9)          12.3
  Depreciation and amortization                3.7              8.0            0.4             -           12.1
Business consolidation and
     restructuring expenses                    0.2              0.8           (0.1)         (1.1)          (0.2)
  Capital expenditures                         1.4              4.7            0.2           0.1            6.4
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------

Third Quarter 2002
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
  Net sales to external customers         $   49.5         $  128.5           23.0     $       -       $  201.0
  Intersegment sales                          16.6              4.2              -             -           20.8
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
    Total sales                               66.1            132.7           23.0             -          221.8

  Operating income (loss)                      5.2             16.0           (0.8)         (5.1)          15.1
  Depreciation and amortization                3.7              7.2            0.6           0.1           11.6
Business consolidation and
     restructuring expenses                   (0.5)             0.2            0.2             -           (0.1)
  Capital expenditures                         0.8              2.4            0.1             -            3.3
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------

Fourth Quarter 2001 (a)
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------

  Net sales to external customers         $   56.5         $  150.1     $     32.5     $       -       $  239.1
  Intersegment sales                          16.9              4.3              -             -           21.2
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
    Total sales                               73.4            154.4           32.5             -          260.3

  Operating loss                            (309.4)           (27.0)          (5.7)        (15.3)        (357.4)
  Depreciation and amortization                6.6              9.3            1.0           0.2           17.1
Business consolidation and
     restructuring expenses                   15.6             20.9            5.7           8.9           51.1
  Capital expenditures                         2.0              5.4            0.3           0.2            7.9
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------


2002
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
  Net sales to external customers         $  217.9         $  532.4     $    100.5     $       -       $  850.8
  Intersegment sales                          70.3             17.2              -             -           87.5
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
    Total sales                              288.2            549.6          100.5             -          938.3

  Operating income (loss)                     19.6             65.8            0.4         (25.6)          60.2
  Depreciation and amortization               15.4             29.3            2.4           0.1           47.2
Business consolidation and
     restructuring expenses                   (0.5)             1.9            0.2          (1.1)           0.5
  Capital expenditures                         4.0             10.4            0.4           0.1           14.9
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------

2001 (a)
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
  Net sales to external customers         $  245.7         $  638.8     $    124.9     $       -       $ 1,009.4
  Intersegment sales                          90.2             22.7              -             -          112.9
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------
    Total sales                              335.9            661.5          124.9             -         1,122.3

  Operating income (loss)                   (304.6)            36.8           (4.5)        (43.9)        (316.2)
  Depreciation and amortization               26.1             32.1            4.1           0.9           63.2
Business consolidation and
     restructuring expenses                   18.8             24.5            5.7           9.4           58.4
  Capital expenditures                        18.0             19.3            0.6           0.9           38.8
---------------------------------------- -- ----------- ---- ---------- --- ---------- -- ---------- --- -----------

(a) Effective January 1, 2002, the Company revised its business segment reporting as part of a restructuring program. The 2001 results have been restated for comparative purposes.
(b) The Company does not allocate corporate expenses to its business segments.

Hexcel Corporation and Subsidiaries
Schedule of Net Debt
--------------------------------------------------------------------------- ----------------------------------------
                                                                                           Unaudited
                                                                            ----------------------------------------
                                                                               December 31,         December 31,
(In millions)                                                                      2002                 2001
--------------------------------------------------------------------------- -------------------- -------------------
Senior Credit Facility                                                         $    179.7          $    233.9
European credit and overdraft facilities                                              0.2                 3.5
9.75% Senior subordinated notes, due 2009, net of unamortized discount
  of $1.2 as of December 31, 2002, and $1.4 as of December 31, 2001                 338.8               338.6
7.0% Convertible subordinated notes, due 2003                                        46.9                46.9
7.0% Convertible subordinated debentures, due 2011                                   22.7                24.5
Various notes payable                                                                   -                 0.1
--------------------------------------------------------------------------- ---- --------------- --- ---------------
Total notes payable                                                                 588.3               647.5
Capital lease obligations                                                            33.4                38.4
--------------------------------------------------------------------------- ---- --------------- --- ---------------
Total notes payable and capital lease obligations                              $    621.7          $    685.9
--------------------------------------------------------------------------- ---- --------------- --- ---------------

Cash and cash equivalents                                                             8.2                11.6
--------------------------------------------------------------------------- ---- --------------- --- ---------------
Net Debt                                                                       $    613.5          $    674.3
--------------------------------------------------------------------------- ---- --------------- --- ---------------